The Securities represented by this Debenture have not been registered under the Securities Act of 1933, as amended
("Act"), or applicable state securities laws ("State
Acts") and shall not be sold, hypothecated, donated or otherwise transferred unless the Corporation shall have received an opinion of Legal Counsel for the Company, or such other evidence as may be satisfactory to Legal
Counsel for the Company, to the effect that any such transfer shall not require registration under the Act and the State Acts.


                              EXHIBIT 4.1

                    CODED COMMUNICATIONS CORPORATION
(formerly known as CCC Coded Communications Corporation and CCI Coded Communication, Inc.)
               (A Delaware corporation)

                         and

                    CODED MOBILE COMMUNICATIONS, INC.
(formerly known as Coded Communications Corporation)
(A Delaware corporation)

                 6% CONVERTIBLE DEBENTURE

$4,800,000                                   No.  4

                September 27, 1996

     Coded Communications Corporation and Coded Mobile
Communications, Inc. (herein sometimes called
"Company", "Borrower" or "Borrowers") is indebted and for value received, herewith promises to pay to:

                   RENAISSANCE CAPITAL PARTNERS II, LTD.

or to its order, (together with any assignee, jointly or severally, the "Holder" or "Lender" ) on or before September 27, 2003, (the "Due Date") (unless this
Debenture shall have been sooner converted as herein provided), the sum of Four Million Eight Hundred
Thousand Dollars ($4,800,000) (the "Principal Amount", all references to "Dollars", "dollars" or "$" are to United States dollars) and to pay interest on the Principal Amount at the rate of six percent (6%) per annum as provided herein. In furtherance thereof, and in consideration of the premises, the Borrower covenants, promises and agrees as follows:
     Interest: Interest on the Principal Amount outstanding from time to time shall accrue at the rate of six percent (6%) per annum and be payable in quarterly installments commencing November 1, 1996, and subsequent payments to be made on the first day of February, May, August and November thereafter until the Principal Amount and all accrued and unpaid interest shall have been paid in full. Interest shall be payable fifty percent (50%) in the common stock of the Company and fifty percent (50%) in cash. All payments of both principal and interest shall be made at the address of the Holder hereof as it appears in the books and records of the Borrower, or at such other place as may be designated by the Holder hereof.
     Maturity: If not sooner converted, this Debenture shall mature on September 27, 2003, at which time all then remaining unpaid principal, interest and any other charges outstanding under the Loan Agreement shall be due and payable in full.
     Conversion Right: Borrower and Lender each has the option to convert this Debenture in whole, or in part, where such Principal converted shall be at least
One Hundred Thousand Dollars ($100,000), at a conversion ratio of One Hundred Dollars ($100.00) of Principal for one (1) share of Series B Preferred Stock
(the "Shares") if:

               (a) the value of the shares of the
Company's common stock to be issued upon conversion of the Shares is equal to seventy percent (70%) or more of the principal amount of this Debenture; or,

               (b)  at a time prior to the Company's
common stock being quoted on the NASDAQ SmallCap Market or National Market System the Company's shareholders' equity, calculated in accordance with generally accepted accounting principals, is at least equal to Three Million Dollars ($3,000,000.00), assuming the conversion of this Debenture into the Company's Series
B Preferred Stock or the subsequent conversion of the Shares into the Company's common stock.

     Notwithstanding the above, Borrower may exercise its option to convert this Debenture only if not more than One Million Dollars ($1,000,000.00) in past due and disputed vendor claims are outstanding.
          Split-up or Combination of Shares: If the issued and outstanding shares of the Company's common stock is subdivided or split up into a greater number of shares of the Company's common stock, the conversion price shall be proportionally decreased, and if the issued and outstanding shares of the Company's common stock are combined into a smaller number of shares of the Company's common stock, the conversion price shall be proportionately increased, such increase or decrease becoming effective at the time of record of the split-up or combination.
          Adjustment for Mergers, Consolidations, Etc.:
In the event of any capital reorganization, reclassification of the Company's common stock (other than a change in par value as a result of a stock dividend, subdivision, split-up or combination of shares), or consolidation or merger of the Company with or into another person or entity (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Company's common stock) or of the sale, exchange, lease, transfer or other disposition of, all or substantially all of the properties and assets of the Company as an entity, or the participation by the Company in a share exchange as the corporation the stock of which is to be acquired, this Debenture shall be convertible into the kind and number of shares of stock or other securities or property of the Company
(or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets have been sold, exchanged, leased, transferred or otherwise disposed of, or which was the corporation whose securities were exchanged for those of the Company), to which the Holder of this Debenture would have been entitled to receive if the Holder owned the Company's common stock issuable upon conversion of this Debenture and the subsequent conversion of the Shares immediately prior to the occurrence of such event. The provisions of this section shall apply to successive reorganizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions of, or other share exchanges.
          Notice of Adjustment. (A) In the event
Borrower shall propose to take any action which shall result in an adjustment in the conversion price, Borrower shall give notice to the holder of this Debenture, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall be given on or before the earlier of 30 days before the record date or the date which such action shall be taken. Such notice shall also set forth all facts (to the extent known) material to the effect of such action on the conversion price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Debenture. (B) Following completion of an event wherein the conversion price shall be adjusted, Borrower shall furnish to the holder of this Debenture a statement, signed by the Chief Executive Officer of Borrower, of the facts creating such adjustment and specifying the resultant adjusted conversion price then in effect.
     Reservation of Shares: Borrower warrants and agrees that it shall at all times reserve and keep available, free from preemptive rights, sufficient authorized and unissued, or of treasury, shares of the Company's Series B Preferred Stock to effect conversion of this Debenture.
     Registration Rights: Shares issued upon conversion of this Debenture shall be restricted from transfer by the holder except if the shares are duly registered for sale pursuant to the Securities Act of 1933, as amended, or the transfer is duly exempt from registration.

     In accordance with the terms of the Convertible
Debenture Loan Agreement (the "Loan Agreement"), the
Holder has certain rights with respect to the registration of shares of common stock issued upon the conversion of this Debenture and the conversion of the Shares. Borrower agrees that a copy of the Loan
Agreement with all amendments, additions or substitutions therefor shall be available to the Holder at the offices of Borrower.
     Taxes: Borrower shall pay any documentary or other transactional taxes attributable to the issuance or delivery of this Debenture or the Shares issued upon conversion by the Holder (excluding any federal, state or local income taxes and any franchise taxes or taxes imposed upon the Holder by the jurisdiction, or any political subdivision thereof, under which such Holder is organized or is qualified to do business).
     Default:
          Event of Default: An " Event of Default" shall exist if any one or more of the following events
(herein collectively called "Events of Default") shall occur and be continuing:
          Borrower shall fail to pay (or shall state in writing an intention not to pay or its inability to pay), when due or not later than 10 days thereof, any installment of interest on or principal of, any Debenture or any fee, expense or other payment required hereunder;
          Borrower shall (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself, or of all or substantially all, of such Borrower's assets, (B) file a voluntary petition in bankruptcy, admit in writing that such Borrower is unable to pay Borrower's debts as they become due or generally not pay such Borrower's debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Borrower in any bankruptcy, reorganization or insolvency proceeding, or (F) take corporate action for the purpose of effecting any of the foregoing;
         An involuntary petition or complaint shall be filed against Borrower, seeking bankruptcy or reorganization of Borrower or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Borrower, or all or substantially all of such Borrower's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower, or appointing a receiver, custodian, trustee, intervenor or liquidator of such Borrower, or of all or substantially all of such Borrower's assets; or
          The failure of Borrower to issue and deliver the Shares as provided herein upon conversion of this Debenture.
          Remedies Upon Event of Default: If an Event of Default shall have occurred and be continuing, then
Lender may exercise any one or more of the following rights and remedies, as Lender in its sole discretion, may deem necessary or appropriate:
          declare the unpaid Principal Amount (after application of any payments or Installments received by Lender) of, and all interest then accrued but unpaid on, the Debentures and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in this Debenture to the contrary notwithstanding, reduce any claim to judgment, and/or

          without notice of default or demand, pursue and enforce any of Lender's rights and remedies provided under or pursuant to any applicable law or agreement, all of which rights may be specifically enforced.
          Remedies Nonexclusive: Each right, power or remedy of the holder hereof upon the occurrence of any Event of Default as provided for in this Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the holder of any or all such other rights, powers or remedies.
          Expenses: Upon the occurrence of a Default or an Event of Default, which occurrence is not cured within the notice provisions, if any provided therefore, Borrower agrees to pay and shall pay all costs and expenses (including Lenders attorney's fees and expenses) reasonably incurred by Lender in connection with the preservation and enforcement of Lender's rights under this Debenture.
     Failure to Act and Waiver: No failure or delay by the holder hereof to require the performance of any term or terms of this Debenture or nor to exercise any right, or any remedy shall constitute a waiver of any such term or of any right or of any default, nor shall such delay or failure preclude the holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Debenture, the holder hereof shall not be deemed to waive the right either to require payment when due of all other amounts payable, or to later declare a default for failure to effect such payment of any such other amount. The failure of the holder of this Debenture to give notice of any failure or breach of the Borrower under this Debenture shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.
     Consent to Jurisdiction: The Borrower hereby agrees and consents that any action, suit or proceeding arising out of this Debenture may be brought in any appropriate court in the State of Texas including the United States District Court for the Northern District of Texas, or in any other court having jurisdiction over the subject matter, all at the sole election of the holder hereof, and by the issuance and execution of this Debenture the Borrower irrevocably consents to the jurisdiction of each such court. The Borrower hereby irrevocably appoints CT Corporation, Dallas, Texas, as agent for the Borrower to accept service of process for and on behalf of the Borrower in any action, suit or proceeding arising out of this Debenture.
     Holders' Right to Request Multiple Debentures: The
Holder shall, upon written request and presentation of this Debenture, have the right, at any interest payment date, to request division of this Debenture into two or more units, each of such to be in such amounts as shall be requested; provided however that no Debentures shall be issued in denominations of face amount less than One
Hundred Thousand Dollars ($100,000.00).
     Transfer: This Debenture may be transferred on the books of the Borrower by the registered Holder hereof, or by Holder's attorney duly authorized in writing, only upon (i) delivery to the Borrower of a duly executed Assignment, substantially in the form attached hereto as Exhibit Form A, of this Debenture, or part thereof, to the proposed new Holder, along with a current notation of the amount of payments received and net Principal Amount yet unfunded, and presentment of such Debenture to the Borrower for issue of a replacement Debenture, or Debentures, in the name of the new Holder and (ii) the designation by the new
Holder of the Lender's Agent for Notice, such agent to be the sole party to whom Borrower shall be required to provide notice when notice to Lender is required hereunder and who shall be the sole party authorized to represent Lender in regard to modification or waivers under the Debenture, the Loan Agreement, or other Loan
Documents; and any action, consent or waiver, (other than a compromise of principal and interest), when given or taken by Lender's Agent for Notice, shall be deemed to be the action of the holders of a majority in amount of the Principal Amount of the Debentures, as such holders are recorded on the books of the Borrower.

     The Borrower shall be entitled to treat any holder of record of the Debenture as the Holder in fact thereof and of the Debenture and shall not be bound to recognize any equitable or other claim to or interest in this Debenture in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Texas.
     Notices: All notices and communications under this Debenture shall be in writing and shall be either delivered in person and accompanied by a signed receipt therefor; or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed as follows: (i) if to the Borrower at its address for notice as stated in the Loan Agreement or alternatively, at the option of the holder, at Borrower's registered address in the State of Texas;
and, (ii) if to the holder of this Debenture, to the address (a) of such holder as it appears on the books of the Borrower if, or (b) in the case of a partial assignment to one or more holders, to the Lender's
Agent for Notice, as the case may be. Any notice of communication shall be deemed given and received as of the date of such delivery if delivered; or if mailed, then three days after the date of mailing.
     Rights under Loan Agreement: This Debenture is issued pursuant to that certain Convertible Debenture
Loan Agreement dated as of October 9, 1992, by and between CCI Coded Communications, Inc. and Coded
Communications Corporation as co-borrowers and
Renaissance Capital Partners II, Ltd. as Lender, as amended from time to time, and the holder hereof is entitled to all the rights and benefits, and subject to all the obligations of Lender under said agreement, including the maximum interest rates limitations as specified in Section 10.07 thereof. Both Borrower and Lender have participated in the negotiation and preparation of the Loan Agreement and of this Debenture. Borrower agrees that a copy of the Loan
Agreement with all amendments, additions and substitutions therefor shall be available to the Holder at the offices of Borrower.
     GOVERNING LAW: THIS DEBENTURE SHALL BE GOVERNED BY
AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS
OF THE STATE OF TEXAS, OR, WHERE APPLICABLE, THE LAWS
OF THE UNITED STATES.

     IN WITNESS WHEREOF, the undersigned Borrower have caused this Debenture to be duly executed under its corporate seal on the Date of Issue above stated.





Coded Communications
Corporation


By:/S/ JOHN A ROBINSON, J.R.
       John A Robinson, Jr.
       Chief Executive Officer

Attest:
By:


Coded Mobile
Communications, Inc.

By:/S/ JOHN A ROBINSON, JR.
       John A. Robinson, Jr.
       Chief Executive Officer



Exhibit Form A
[Assignment]



                      EXHIBIT 4.1

                        FOURTH AMENDMENT TO THE

                CONVERTIBLE DEBENTURE LOAN AGREEMENT

                              BY AND BETWEEN

                    CODED COMMUNICATIONS CORPORATION
(formerly known as CCC Coded Communications Corporation and CCI Coded Communications, Inc.)

                             AND ITS SUBSIDIARY

                    CODED MOBILE COMMUNICATIONS, INC.
(formerly known as Coded Communications Corporation)

                              AS CO-BORROWERS

                                   AND

                 RENAISSANCE CAPITAL PARTNERS II, LTD.

                                AS LENDER


     This, the fourth amendment to the Convertible
Debenture Loan Agreement ("Fourth Amendment") is entered into by and between Coded Communications
Corporation, a Delaware corporation (hereinafter sometimes referred to as "Coded"), and its wholly owned subsidiary, Coded Mobile Communications, Inc., a
Delaware corporation (hereinafter sometimes referred to as "Coded Mobile"), as co-borrowers (both of the foregoing, jointly or severally, hereinafter referred to as the "Borrower" or the "Borrowers") and Renaissance Capital Partners, II, Ltd., a Texas limited partnership (together with any assignees or successors in interest herein called "Lender"), dated September
27, 1996.

     WITNESSETH:

     WHEREAS, Borrower and Lender entered into that certain Convertible Debenture Loan Agreement dated as of October 9, 1992, and amended said agreement on July
21, 1993, September 24, 1993, and October 17, 1994,
(herein referred to with all amendments as the "Loan
Agreement") pursuant to which Lender agreed to lend and Borrower agreed to borrow, an aggregate amount of $4,750,000;

     WHEREAS, Borrower issued to Lender its 12.00%
Convertible Debenture #1 in the amount of $2,500,000 on October 13, 1992;

     WHEREAS, Borrower issued to Lender its 12.00%
Convertible Debenture #2 in the amount of $1,000,000 on July 21, 1993;

     WHEREAS, Borrower issued to Lender its 12.00%
Convertible Debenture #3 in the amount of $500,000 on September 24, 1993;

     WHEREAS, Borrower provided an additional Working
Capital Loan in the amount of $750,000 on October 17, 1994;

     WHEREAS, the parties wish to modify said Loan
Agreement to comply with the terms of the Mutual
Agreement of Terms and Conditions entered into by and among Grupo Information Satellites & Advertising, S.A.
de C.V., Renaissance Capital Partners II, Ltd., certain holders of the One Million Eight Hundred Thousand
Dollars ($1,800,000.00) bridge loan and Coded
Communications Corporation on May 1, 1996.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

                      ARTICLE I.A - CONSTRUCTION

Provisions of the Loan Agreement that have not been specifically expanded, amended, modified or replaced by the previous amendments or this Fourth Amendment shall continue to be given full recognition and be enforceable to the full extent permitted under said
Loan Agreement. The Loan Agreement, as amended hereby, is hereby confirmed and ratified and is in full force and effect.

                      ARTICLE I - DEFINITION OF TERMS

Section 1.01. Definitions.

     (a) All terms defined in the Loan Agreement shall apply when used in this Fourth Amendment, the Debentures or any Loan Documents, certificate, report or other document made or delivered pursuant to this Fourth Amendment, unless otherwise provided by this Fourth Amendment or required by the context hereof.

                         ARTICLE II - LOAN PROVISIONS

Section 2.01. Loan Closing.

     Lender and Borrowers agree that the Principal
Amount outstanding under the Loan Agreement and the Debentures is Four Million Eight Hundred Thousand
Dollars ($4,800,000.00).

Section 2.03 Interest Rate and Interest Payments.

     Interest on the Principal Amount outstanding on the 6% convertible debenture (the "Debenture") from time to time shall accrue from September 27, 1996, at the rate of six percent (6%) per annum, with the first installment of interest-only payable on November 1, 1996, and subsequent payments to be made on the first day of each May and November thereafter. Interest shall be payable fifty percent (50%) in Coded's common stock and fifty percent (50%) in cash. The value of the Company's common stock shall be calculated as the average of the closing bid and asked prices for the ten most previous trading days ending on the third day before the first day of each May and November.
Interest on the Principal Amount of each Debenture shall be calculated, from time to time, on the basis of the actual days elapsed in a year consisting of 365 days.

Section 2.04 Maturity.

     If not sooner converted, the Debenture shall mature on September 27, 2003, at which time all the remaining unpaid principal, interest and any other charges outstanding under the Loan Agreement shall be due and payable in full.

Section 2.10 Stock Conversion Rights and Registration
Rights Agreement.

     2.10.1  This section replaces in its entirety
Sections 2.05, 2.06 and 2.10 contained in the Loan
Agreement.

     2.10.2 Borrower and Lender each has the option to convert the Debenture in whole, or in part, where such Principal Amount shall be at least One Hundred Thousand
Dollars ($100,000), at a conversion ratio of One
Hundred Dollars ($100.00) of Principal for one
(1) share of Series B Preferred Stock (the "Shares") if:

        (a) the value of the shares of the Company's common stock to be issued upon conversion of the Shares is equal to seventy percent (70%) or more of the principal amount of the Debenture; or,

        (b)  at a time prior to the Company's common
stock being quoted on the NASDAQ SmallCap Market or National Market System the Company's shareholders' equity, calculated in accordance with generally accepted accounting principals, is at least equal to Three Million Dollars ($3,000,000.00), assuming the conversion of this Debenture into the Company's Series
B Preferred Stock or the subsequent conversion of the Shares into the Company's common stock.

     Notwithstanding the above, Borrower may exercise its option to convert the Debenture only if not more than One Million Dollars ($1,000,000.00) in past due and disputed vendor claims are outstanding.

          2.10.2.1  Split-up or Combination of Shares:
If the issued and outstanding shares of the Company's common stock is subdivided or split up into a greater number of shares of the Company's common stock, the conversion price shall be proportionally decreased, and if the issued and outstanding shares of the Company's common stock are combined into a smaller number of shares of the Company's common stock, the conversion price shall be proportionately increased, such increase or decrease becoming effective at the time of record of the split-up or combination.

          2.10.2.2  Adjustment for Mergers,
Consolidations, Etc.: In the event of any capital reorganization, reclassification of the Company's common stock (other than a change in par value as a result of a stock dividend, subdivision, split-up or combination of shares), or consolidation or merger of the Company with or into another person or entity
(other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Company's common stock) or of the sale, exchange, lease, transfer or other disposition of, all or substantially all of the properties and assets of the Company as an entity, or the participation by the Company in a share exchange as the corporation the stock of which is to be acquired, this Debenture shall be convertible into the kind and number of shares of stock or other securities or property of the Company (or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets have been sold, exchanged, leased, transferred or otherwise disposed of, or which was the corporation whose securities were exchanged for those of the Company), to which the Holder of this Debenture would have been entitled to receive if the Holder owned the Company's common stock issuable upon conversion of this Debenture and the subsequent conversion of the Shares immediately prior to the occurrence of such event. The provisions of this section shall apply to successive reorganizations, reclassifications, consolidations, mergers, sales, exchanges, leases, transfers or other dispositions of, or other share exchanges.

          2.10.2.3  Notice of Adjustment. (A) In the
event Borrower shall propose to take any action which shall result in an adjustment in the conversion price, Borrower shall give notice to the holder of this Debenture, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall be given on or before the earlier of 30 days before the record date or the date which such action shall be taken. Such notice shall also set forth all facts (to the extent known) material to the effect of such action on the conversion price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Debenture. (B) Following completion of an event wherein the conversion price shall be adjusted, Borrower shall furnish to the holder of this Debenture a statement, signed by the Chief Executive Officer of Borrower, of the facts creating such adjustment and specifying the resultant adjusted conversion price then in effect.

     2.10.3 The holder of the shares of Coded's common stock issuable upon conversion of the Debenture and subsequent conversion of Coded's Series B Preferred
Stock shall be entitled to the rights as provided in the Registration Rights Agreement attached to the Loan
Agreement as Exhibit B.

Section 2.12 Collateral

     The Debenture shall be secured by a security interest upon all accounts, deposit accounts, chattel paper, rights to payments, contract rights, property, equipment, inventory, general intangibles and other assets of Coded Communications Corporation and of its subsidiaries Coded Mobile Communication, Inc. and
ComViSat, Inc. Such security shall be perfected by each of the UCC-1 forms filed in connection with the Loan Agreement detailing the specified collateral and such additional collateral requirements as provided and set forth in the Amendment to Security Agreements and the Security Agreements for each entity.

                 ARTICLE III - CONDITIONS PRECEDENT

Section 3.01. Document Requirements.

     (a) Lender shall have received the following in form and substance satisfactory to Lender:

          (i) Debentures. One or more duly executed
Debentures aggregating the Principal Amount of Loan funds then advanced, each in amounts as requested by Lender, payable to the order of Lender.

         (ii) An Amendment to Security Agreements from
Coded Communication Corporation, Coded Mobile
Communications, Inc. and ComViSat, Inc. detailing the rights and privileges of the pledged collateral.

     (b) Borrower shall have received the following in form and substance satisfactory to Borrower:

          (i) The 12% Convertible Debenture #1 in the amount of Two Million Five Hundred Thousand Dollars
($2,500,000.00) dated October 13, 1992.

         (ii) The 12% Convertible Debenture #2 in the amount of One Million Dollars ($1,000,000.00) dated
July 21, 1993.

         (iii) The 12% Convertible Debenture #3 in the amount of Five Hundred Thousand Dollars ($500,000.00) dated September 24, 1993.

         (iv) The Secured Term Note issued pursuant to the Working Capital Loan in the amount of Seven Hundred
Fifty Thousand Dollars ($750,000.00) dated October 17,
1994.

                ARTICLE IV - REPRESENTATIONS AND WARRANTIES

     Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12,
4.14, 4.15, 4.17, 4.18, 4.19, 4.20, 4.23, 4.24, 4.25,
4.26, 4.27, 4.28, 4.29, 4.30 and 4.31, are deleted in
their entirety.


                 ARTICLE V - AFFIRMATIVE COVENANTS

     Section 5.01 is deleted in its entirety.

                  ARTICLE VI- NEGATIVE COVENANTS

     Article VI is deleted in its entirety.

     ARTICLE VII - COVENANTS OF MAINTENANCE OF FINANCIAL STANDARDS

     Article VII is deleted in its entirety.

               ARTICLE VIII - EVENTS OF DEFAULT

     Section 8.01. Events of Default.

          (a)  Event of Default.  An " Event of
Default" shall exist if any one or more of the following events (herein collectively called "Events of Default") shall occur and be continuing:

               (i)  Borrower shall fail to pay (or
shall state in writing an intention not to pay or its inability to pay), when due or not later than 10 days thereof, any installment of interest on or principal of, any Debenture or any fee, expense or other payment required hereunder;

               (ii)  Borrower shall (A) apply for or
consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself, or of all or substantially all, of such Borrower's assets,
(B) file a voluntary petition in bankruptcy, admit in writing that such Borrower is unable to pay Borrower's debts as they become due or generally not pay such Borrower's debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or answer seeking reorganization of an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against such Borrower in any bankruptcy, reorganization or insolvency proceeding, or (F) take corporate action for the purpose of effecting any of the foregoing;

               (iii)  An involuntary petition or
complaint shall be filed against Borrower, seeking bankruptcy or reorganization of Borrower or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Borrower, or all or substantially all of such Borrower's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower, or appointing a receiver, custodian, trustee, intervenor or liquidator of such Borrower, or of all or substantially all of such Borrower's assets; or

               (iv)  The failure of Borrower to issue
and deliver the Shares as provided herein upon conversion of this Debenture.

          (b)  Remedies Upon Event of Default.  If an
Event of Default shall have occurred and be continuing, then Lender may exercise any one or more of the following rights and remedies, as Lender in its sole discretion, may deem necessary or appropriate:

          (i)  declare the unpaid Principal Amount
(after application of any payments or Installments received by Lender) of, and all interest then accrued but unpaid on, the Debentures and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Debenture to the contrary notwithstanding,

         (ii)  reduce any claim to judgment, and/or

         (iii)  without notice of default or demand,
pursue and enforce any of Lender's rights and remedies provided under or pursuant to any applicable law or agreement, all of which rights may be specifically enforced.

     (c) Remedies Nonexclusive. Each right, power or remedy of the holder hereof upon the occurrence of any Event of Default as provided for in the Debenture or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in the Debenture or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the holder of any or all such other rights, powers or remedies.

     (d) Expenses. Upon the occurrence of a Default or an Event of Default, which occurrence is not cured within the notice provisions, if any provided therefore, Borrower agrees to pay and shall pay all costs and expenses (including Lenders attorney's fees and expenses) reasonably incurred by Lender in connection with the preservation and enforcement of Lender's rights under the Debenture.

               ARTICLE IX - DIRECTORS AND BOARD MEETING ATTENDANCE

Section 9.01. Board Representation or Attendance by
Lender Designee.

     (a) Lender may, from time to time, at Lender's option and so long as the Shares have not been fully converted, designate a nominee to the Board of Directors of each of the Borrowers, which designee is subject to the written approval of the Borrowers and which approval shall not be unreasonably withheld. The
Borrowers will, at all times, use their reasonable best efforts to secure the election of such designee as a Director of each of the Borrowers, provided that such designee may, at his or her option, elect to serve only as an "Advisory Director" with all the rights of the Directors in regards to notice and attendance at meetings of the Board of Directors, or committees thereof, but without voting rights. All reasonable costs and expenses incurred by such Designee as a Director or Advisory Director, or by the Lender on behalf of such Designee, shall be reimbursed by the Borrowers, consistent with payment policies accorded to other independent directors.

     (b) Further, though the Lender may waive, from time to time, its right to require a Board Designee, in such event it shall be entitled, at its own expense, to have a representative of the Lender attend meetings of the Board of Directors of each of the Borrowers or of their Subsidiaries, if any, with such representative to serve as an observer but without voice in matters under discussion except as requested.

     (c) Any such Designee or representative of the Lender shall, if requested to do so, absent himself or herself from the meeting in the event of, and so long as, the Directors are considering and acting on matters pertaining to any rights or obligation of the Borrowers under the Loan Agreement, the Debenture, or the other
Loan Documents. Each of the Borrowers will provide the Lender's designated representative with the same notice of Board Meetings and information as the Borrowers shall provide to their regularly elected Directors.

     Sections 9.02, 9.03 and 9.04. are deleted in their entirety.

                         ARTICLE X - MISCELLANEOUS

Section 10.15. Multiple Counterparts.

     This Fourth Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

Section 10.16. Governing Law.

THIS FOURTH AMENDMENT HAS BEEN PREPARED, AND IS
INTENDED TO BE PERFORMED IN THE STATE OF TEXAS, AND THE
SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE
FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL
GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND
INTERPRETATION OF THIS LOAN AGREEMENT AND ALL OF THE
OTHER LOAN DOCUMENTS.

Section 10.17. Scope of Amendments.

     Provisions of the Loan Agreement that have not been specifically modified or replaced by amendments shall continue to be given full recognition and be enforceable to the full extent permitted under said
Loan Agreement. Lender does not implicitly or explicitly waive any of its rights under said Loan
Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Convertible Debenture Loan
Agreement as of the day and year first above written.





SIGNATURES
BORROWER

Address for Notice:
1945 Palomar Oaks Way
Carlsbad, CA  92009


SIGNATURES

BORROWER
Coded Communications Corporation

By:/S/ JOHN A. ROBINSON, JR.
       John A. Robinson, Jr.
       Chief Executive Officer
Attest:
By:


BORROWER
Coded Mobile Communications, Inc.


Address for Notice:
1945 Palomar Oaks Way
Carlsbad, CA  92009




By:/S/ JOHN A. ROBINSON, JR.
       John A. Robinson, Jr.
       Chief Executive Officer

Attest:
By:

LENDER

Address for Notice:
8080 North Central Expressway
Suite 210/LB59
Dallas, Texas 75206

Renaissance Capital Partners II, Ltd.
by:
Renaissance Capital Group, Inc.
Managing General Partner


By:/S/ RUSSELL CLEVELAND
       Russell Cleveland
       President

Attest:
By:
Title


State of California	)
		)
County of 		)


On                              before me,
     Date                             Name, Title Of Officer

personally appeared
                                   Name(s) Of Signer(s)

personally known to me - OR - proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                WITNESS my hand and official seal.






                         Notary Public


State of ________________	)
		)
County of 		)


On                              before me, 		,
      Date                        Name, Title Of Officer

personally appeared 	,
                                     Name(s) Of Signer(s)

personally known to me - OR - proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                 WITNESS my hand and official seal.



                          Notary Public


State of California	)
		)
County of 		)


On                              before me,
        Date                          Name, Title Of Officer

personally appeared
                                      Name(s) Of Signer(s)

personally known to me - OR - proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                  WITNESS my hand and official seal.






                            Notary Public

SS:749995.DOC:58002.015

SS:749905.DOC:58002.015